Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Travis Lan
Executive Vice President and Interim Chief Financial Officer
(973) 686-5007

VALLEY NATIONAL BANK ANNOUNCES THE RETIREMENT OF PRESIDENT THOMAS A. IADANZA

New York, NY – Wednesday, December 11, 2024 — Valley National Bancorp (NASDAQ: VLY) (“Valley”), the holding company for Valley National Bank (the “Bank”), announced that Thomas A. Iadanza has notified the Company of his intention to retire from his position as President effective June 30, 2025. Mr. Iadanza has led a distinguished 45-year career in banking including over the last 13 years at Valley. In his role as President, Mr. Iadanza has helped to lead Valley’s growth efforts and evolution to a leading regional bank.

Mr. Iadanza joined Valley through the 2012 acquisition of State Bancorp, Inc. (“State”) where he served as Chief Lending Officer. Prior to joining State, Mr. Iadanza held leadership roles at Santander Bank, N.A., Independence Community Bank Corp., Citibank, and European American Bank.

Ira Robbins, Chairman and Chief Executive Officer of Valley, commented, “I am extremely grateful for Tom’s leadership, mentorship, and friendship over the last 13 years. Tom’s dedication to our customers, employees, and stakeholders has contributed meaningfully to our successful evolution. He is the consummate relationship banker and continues to provide the template for our bankers to emulate across the franchise. On behalf of Valley, our employees, and our Board of Directors, we wish Tom all the best in his well-earned retirement.”

Mr. Iadanza will remain in his role as President until his retirement in June 2025. In that time, Mr. Iadanza will work with the Board of Directors and executive leadership team to facilitate a seamless transition of his duties and responsibilities.

About Valley

As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with over $62 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices in New Jersey, New York, Florida, Alabama, California, and Illinois and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.